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                                                                     Exhibit 8.1


                                                      File Number:  51754.000002
                                                      Direct Dial:  804/788-8200



                               December 11, 1996



FDIC REMIC Trust 1996-C1
c/o State Street Bank and Trust
       Company, as Trustee
225 Franklin Street
Boston, Massachusetts 02110


                            FDIC REMIC Trust 1996-C1
                 Commercial Mortgage Pass-Through Certificates
                                 Series 1996-C1
                      Registration Statement on Form S-11
                      -----------------------------------


Dear Sirs:

          We have acted as counsel to FDIC REMIC Trust 1996-C1 (the "Registrant"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of Commercial Mortgage Pass-Through Certificates, Series 1996-C1 (the "Certificates") and the related preparation and filing of a Registration Statement on Form S-11 (the "Registration Statement"). The Certificates are issuable under a pooling and servicing agreement (the "Pooling and Servicing Agreement"), among the Federal Deposit Insurance Corporation, in its corporate capacity and in its capacity as receiver of various depository institutions, as depositor, Banc One Management and Consulting Corporation, as servicer, and State Street Bank and Trust Company, as trustee. The Pooling and Servicing Agreement will be substantially in the form filed as an Exhibit to the Registration Statement.

          In connection with rendering this opinion letter, we have examined the form of the Pooling and Servicing Agreement contained as an Exhibit to the Registration Statement, the Registration Statement and such records and other documents as we have deemed necessary and relevant. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents. We have assumed that all parties had the corporate power and
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FDIC REMIC Trust 1996-C1
December 11, 1996
Page 2


authority to enter into and perform all obligations thereunder and, as to such parties, we also have assumed the due authorization by all requisite corporate action, the due execution and delivery and the validity, binding effect and enforceability of such documents.

          Based on the foregoing, we are of the opinion that the legal conclusions contained in the Registration Statement under the caption "Certain Federal Income Tax Consequences," are correct in all material resepects, and the discussion thereunder does not omit any material provision with respect to the matters covered. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described above. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change

          We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement, and to the use of our name in the prospectus included in the Registration Statement under the heading "Legal Matters" and "Certain Federal Income Tax Consequences", without admitting that we are "experts" within the meaning of the Act, and the rules and regulations thereunder, with respect to any part of the Registration Statement, including this Exhibit.

          No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Certificates under the laws of any state.


                                                Very truly yours,

                                                /s/ Hunton & Williams
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FDIC REMIC Trust 1966-C1
December 11, 1996
Page 3